UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 019670

                              Energy Finders, Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


        6370 LBJ Freeway, Suite 174, Dallas, Texas 75240, (972) 991-9303
        ----------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                        Ocean Optique Distributors Inc.
                    2 N.E. 40th Sreet, Miami, Florida 33137
         --------------------------------------------------------------
             (Former name, former address and former fiscal year, if
                           changed since last report)


                                  Common Stock
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designates the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]
Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]
Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]
Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]
Rule 12h-3(b)(2)(ii) [ ]

Approximate  number of holders of record as of the certification or notice date:
90

Pursuant to the requirements of the Securities Exchange Act of 1934 Energy Finders, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 15, 2005            By: /s/ J. Randolph Hastings, Jr.
                                       -----------------------------------------
                                            J. Randolph Hastings, Jr., President